PLAN OF DISTRIBUTION
                                   OF
                     THE INVESTMENT COMPANY OF AMERICA

 WHEREAS, The Investment Company of America (the "Company") is a Delaware corporation which offers shares of common stock;

 WHEREAS, American Funds Distributors, Inc. ("AFD") will serve as distributor of the shares of common stock of the Company, and the Company and AFD are parties to a Distribution Agreement (the "Distribution Agreement");

 WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to authorize the Company to bear expenses of distribution of its shares, including reimbursement of AFD for its expenses in the promotion of the sale of shares of the Company, pursuant to the Distribution Agreement;

 WHEREAS, the Board of Directors of the Company has determined that there is a reasonable likelihood that this Plan will benefit the Company and its shareholders:

 NOW, THEREFORE, the Company adopts this Plan as follows:

 1. The Company may expend pursuant to this Plan amounts not to exceed .25 of 1% of the average daily net assets of the Company per annum.

 2. Subject to the limit in paragraph 1, the Company shall reimburse AFD for amounts expended by AFD to finance any activity which is primarily intended to result in the sale of shares of the Company including, but not limited to commissions or other payments to dealers, and salaries and other expenses of AFD relating to selling or servicing efforts; provided, (i) that the Board of Directors of the Company shall approve categories of expenses for which reimbursement shall be made pursuant to this paragraph 2 and (ii) that reimbursement shall be made in accordance with the terms of the Distribution Agreement.

 3. This Plan shall not take effect until it has been approved by vote of a majority of the outstanding voting securities of the Company (as defined in the Investment Company Act of 1940 (the "1940 Act")) and by the Board of Directors as provided in paragraph 4.

 4. This Plan shall not take effect until it has been approved, together with any related agreement, by votes of the majority of both (i) the Board of Directors of the Company and (ii) those Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement.

 5. At least quarterly, the Board of Directors shall be provided by any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement, and the Board shall review a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

 6. This Plan may be terminated as to the Company at any time by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until April 30, 1989. It may thereafter be renewed from year to year in the manner provided for in paragraph 4 hereof.

 7. Any agreement related to this Plan shall be in writing, and shall provide:
A. that such agreement may be terminated as to the Company at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company, on not more than sixty (60) days' written notice to any other party to the agreement; and

B. that such agreement shall terminate automatically in the event of its assignment.

 8. This Plan may not be amended to increase materially the maximum amount of fee or other distribution expenses provided for in paragraph 1 hereof unless such amendment is approved by the voting securities in the manner provided in paragraph 3 hereof, and no material amendment to this Plan shall be made unless approved in the manner provided for in paragraph 4 hereof.

 9. While this Plan is in effect, the selection and nomination of Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) shall be committed to the discretion of the Directors who are not interested persons.

 10. The Company shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 5 hereof for a period of not less than six (6) years from the date of this Plan, or such agreement or reports, as the case may be, the first two (2) years of which such records shall be stored in an easily accessible place.

 IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its officers thereunto duly authorized, as of August 17, 1988.

THE INVESTMENT COMPANY OF AMERICA

By
   William C. Newton, President

By
   William J. O'Brien, Assistant Secretary